UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 17, 2019

Continental Materials Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-03834	36-2274391
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification Number)

440 S. LaSalle Drive, Suite 3100, Chicago, IL 60605

(Address of Principal Executive Offices) (Zip Code)

(312) 541-7200

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - $0.25 par value	CUO	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Acquisition of In-O-Vate Technologies, Inc.

On June 17, 2019, Inovate Acquisition Company (“Buyer”), a Delaware corporation and wholly owned subsidiary of Continental Materials Corporation (the “Company”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) by and among Buyer, Buyer’s Representative, In-O-Vate Technologies, Inc., a Florida corporation (“Seller”) and  Seller’s stockholders (together with Seller, the “Seller Parties”) pursuant to which Buyer has agreed to acquire substantially all of the assets of Seller’s commercial and residential dryer and HVAC venting systems and components business (the “Purchased Assets” and Buyer’s purchase thereof, the “Acquisition”).

Pursuant to the terms of the Purchase Agreement, Buyer paid up to approximately $12.3 million for the Purchased Assets at the closing of the Acquisition, which is subject to a post-closing working capital adjustment, of which approximately $11.0 million was paid in cash at closing (the “Closing Cash Consideration”), and assumed certain specified liabilities of the Seller.

Buyer, and if Buyer is unable to, the Company, will also pay additional contingent consideration, if earned, in the form of an earnout amount pursuant to the terms of an earnout agreement (the “Earnout Agreement”) in an amount of up to $1.25 million, the payment of which is subject to certain conditions and the successful achievement of gross profit growth targets for the acquired business following the closing of the Acquisition over a period of twelve (12) months.

Buyer deposited approximately $1.35 million of the Closing Cash Consideration into an escrow account to satisfy claims made by the Buyer under the terms of the Purchase Agreement (the “Escrow Amount”). Eighteen (18) months following the closing, remaining Escrow Amount not then subject to pending indemnification claims or previously paid to satisfy claims will be released to the Seller.

The Purchase Agreement contains customary representations and warranties and covenants from the Seller Parties, including representations and warranties about the Seller and its business, assets, operations and liabilities, and the agreement of each of the Seller Parties to not compete with the acquired business or to solicit customers of the acquired business in specified geographic regions for a period of five (5) years following the closing of the Acquisition.

The Buyer and the Seller Parties will be subject to certain temporal and financial limitations, including mutual indemnification obligations for, among other things, losses resulting from breaches or misrepresentations under the Agreement, failure to perform covenants contained in the Purchase Agreement, including the failure to pay the excluded liabilities and assumed liabilities. Buyer’s indemnification rights are further subject to a $125,000 tipping basket and $1.4 million cap for claims arising out of Seller Parties’ breaches of representations and warranties. Buyer is also entitled, in certain circumstances, to set off amounts it is owed by the Seller against payments of earnout consideration.

The foregoing description of the Purchase Agreement entered into in connection with the Acquisition does not purport to be a complete description of the parties’ rights and obligations under the Purchase Agreement and is qualified in its entirety by reference to the copy filed herewith as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

On June 17, 2019, the Company issued a press release announcing the consummation of the

Acquisition.  The text of the press release is furnished herewith as Exhibit 99.1.

The information furnished in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Exchange Act or the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this report on Form 8-K must be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this report on Form 8-K must be filed.

(d) Exhibits.

The following exhibits are submitted herewith.

10.1                        Asset Purchase Agreement, dated June 17, 2019, by and among Inovate Acquisition Company, Buyer’s Representative, In-O-Vate Technologies, Inc., and its shareholders

99.1                        Press Release dated June 17, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Continental Materials Corporation

Date: June 17, 2019	By:	/s/ Paul Ainsworth
Paul Ainsworth
Chief Financial Officer